UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report: June 28, 2010

CHINA KANGTAI CACTUS BIO-TECH, INC.
 (Exact name of registrant as specified in its charter)

Nevada	000-33097	87-0650263
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

No. 99 Taibei Road Limin Economy and Technology Developing District Harbin, P.R.C.	150025
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, including area code:  (86) 451-57351189 ext 126

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02        Entry into a Material Definitive Agreement.

On June 28, 2010, China Kangtai Cactus Bio-Tech, Inc. (the “Company”) through its wholly-owned subsidiary, Harbin Hainan Kangda Cacti Hygienical Foods Co., Ltd. entered into an Asset Purchase Agreement (the “Agreement”) with Dadi Tobacco Trade Center (the “Seller”) of Raoping County in Guangdong Province of China. The Company has agreed to purchase from Seller certain real property and all improvements thereon, and all equipment, fixtures used in connection with the Seller’s operations for RMB (“Renminbi”) 3,500,000 (approximately US$5,147,000) in cash. The real property consists of the land use right to 4,784 square meters of land located in Raoping County of Guangdong Province of China for a period of 50 years.

Pursuant to the Agreement, the Company will make payments to the Seller in three installments. First installment will consist of 30% of the total purchase price to be paid within 10 days from the date of the execution of the Agreement. Second installment of 30% of the total purchase price will be paid at the commencement of the title transfer for the assets to be purchased under the Agreement with the applicable regulatory agencies. The third installment of 40% of the total purchase price will be paid within 5 days following the completion of the title transfer of all assets purchased. If the Seller does not complete all transfer of title of the assets required by law within 4 months from the date of the Agreement, the Seller will be subject to a penalty equal to 10% of the aggregate purchase price. If the Company does not make payment of the purchased price as set forth in the Agreement, the Company will be subject to a penalty payment equal to 10% of the amount of the installment payment not made at the time set out in the Agreement.

The Company currently outsources its cactus cigarettes. This acquisition will provide the Company with cigarette manufacturing capabilities to produce its own cactus cigarettes.

The description of the Agreement set forth above does not purport to be complete and are qualified in its entirety by the full text of the English version of the Agreement which is attached as Exhibit 10.1 hereto and incorporated by reference.

Item 9.01  Financial Statements and Exhibits.

Exhibit No.	Description
10.1	English Translation of the Asset Purchase Agreement Dated June 28, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

CHINA KANGTAI CACTUS BIO-TECH, INC.

By:	/s/ JINJIANG WANG
President and Chief Executive Officer

Date: July 2, 2010